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                                  EXHIBIT 99.1

FOR  IMMEDIATE  RELEASE
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                MERCER ANNOUNCES CLOSING OF SALE OF $82.5 MILLION
                    OF CONVERTIBLE SENIOR SUBORDINATED NOTES

NEW YORK, New York, October 10, 2003 - Further to its news release of October 6, 2003, Mercer International Inc. (the "Company") (Nasdaq: MERCS, TSX:MRI.U, Nasdaq-Europe: MERC GR) announces that it has completed the sale of $82.5 million aggregate principal amount of convertible senior subordinated notes due October 15, 2010. The notes bear interest at a rate of 8.5% per annum and are convertible into the Company's shares of beneficial interest at a conversion price of $7.75 per share. The notes were offered only to qualified institutional buyers in reliance on Rule 144A and to certain buyers outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act").

The net proceeds of the offering were used to repay in full the Company's indebtedness under two bridge loan facilities in the aggregate principal amount of E45 million and the balance will be used for working capital and other general corporate purposes.

The notes and the shares of beneficial interest issued upon conversion thereof have not been registered under the Securities Act or any state or other securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption therefrom, or in a transaction not subject to a registration requirement of the Securities Act and applicable state and other securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offering would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135(c) of the Securities Act.


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Contact:

     Jimmy  S.H.  Lee/David  M.  Gandossi
     (41)  43  344-7070
          or
     Financial  Dynamics
     Investors:  Eric  Boyriven/Paul  Johnson
     (212)  850-5600


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